                                EXHIBIT 1.A.(5)
           SPECIMEN FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

PFL             PFL Life Insurance Company
LIFE            A Stock Company
                Home Office located at 4333 Edgewood Road N.E., Cedar Rapids,
                Iowa 52499
                (Heearafter called the Company,we, our or us)   (319) 398-8511




IN THIS POLICY the Insured is named on the Policy Schedule page. PFL Life Insurance Company will be referred to as We, Our, Us or the Company.

IF THE INSURED DIES before the Maturity Date and while this policy is In Force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof, satisfactory to Us, of the Insured's death. THE PORTION OF THE DEATH BENEFIT PROCEEDS ATTRIBUTABLE TO ASSETS MAINTAINED IN THE SEPARATE ACCOUNT WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT PERFORMANCE OF EACH SUBACCOUNT OF THE SEPARATE ACCOUNT.

IF THE INSURED IS ALIVE on the Maturity Date and this policy is In Force, WE WILL PAY the death benefit as of the Maturity Date. THE VALUE OF EACH SUBACCOUNT OF THE SEPARATE ACCOUNT WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT PERFORMANCE OF EACH SUCH SUBACCOUNT AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this policy.


                               FREE LOOK PERIOD

You may cancel this policy by returning it to Us at 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499 or to the representative / agent through whom it was purchased within 10 days after receipt. If the policy is returned within this period, it will be void from the beginning and a refund will be made to You. The refund will equal the sum of:

1) The difference between the Initial Premium paid and the amount allocated to any Accounts under the policy; plus
2) The total amount of monthly deductions made and any other charges imposed on amounts allocated to the Accounts; plus
3) The value of amounts allocated to the Accounts on the date We or Our agent receive the returned policy.


                       Signed for Us at our Home Office.

/S/ [SIGNATURE ILLEGIBLE]^^                     /S/ [SIGNATURE ILLEGIBLE]^^

-----------------------------------             -------------------------------
          SECRETARY                                        PRESIDENT

   This policy is a legal contract between the policy owner and the company.
                           READ YOUR POLICY CAREFULLY

                                COMPLAINT NOTICE
 To obtain information or to make further inquiries regarding this policy, you may call our toll-free num 1-800-732-7754. You may also write to us at our
                                 Home Office.

                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
   DEATH BENEFIT PROCEEDS PAYABLE AT DEATH OF INSURED PRIOR TO MATURITY DATE
                 CASH SURRENDER VALUE PAYABLE AT MATURITY DATE
                       NON-PARTICIPATING - NO DIVIDENDS
                   SOME BENEFITS REFLECT INVESTMENT RESULTS

WL851136 58 699

                               TABLE OF CONTENTS

Policy Schedule.............................................    3

Definitions.................................................    4
      Accounts..............................................    4
      Attained Age..........................................    4
      Beneficiary...........................................    4
      Cash Surrender Value..................................    4
      Death Benefit Proceeds................................    4
      Fixed Account.........................................    4
      In Force..............................................    4
      Initial Premium.......................................    4
      Issue Age.............................................    4
      Loan Reserve..........................................    4
      Maturity Date.........................................    4
      Monthly Date..........................................    4
      Net Premium...........................................    4
      Office................................................    4
      Payee.................................................    4
      Payment Commencement Date.............................    4
      Policy Date...........................................    4
      Portfolios............................................    4
      Premium...............................................    5
      SEC...................................................    5
      Separate Account......................................    5
      Subaccount............................................    5
      Termination...........................................    5
      Valuation Date........................................    5
      Valuation Period......................................    5
      Written Notice........................................    5
      You, Your.............................................    5
Guaranteed Monthly Cost of
Insurance Rates.............................................    6

Net Single Premium..........................................    7

General Provisions..........................................    8
      Entire Contract.......................................    8
      Ownership.............................................    8
      Beneficiary...........................................    8
      Assignment............................................    8
      Incontestability......................................    8
      Suicide...............................................    8
      Misstatement of Age and Sex...........................    8
      Periodic Report ......................................    8
      Termination...........................................    8
      Delay of Payments and Transfers.......................    9
      Protection of Proceeds................................    9
Premium Provisions..........................................    9
      Initial Premium.......................................    9
      Additional Premiums...................................    9
      Additional Premiums - No Underwriting.................    9
      Allocation of Net Premiums............................    9
      Grace Period..........................................   10
Death Benefit Provisions....................................   10
      Death Benefit.........................................   10
      Basic Death Benefit...................................   10
      Guaranteed Minimum Death Benefit......................   10
      Death Benefit Proceeds................................   10


Policy Value Provisions.....................................   11
      Fixed Account Value...................................   11
      Guaranteed Interest Rate in Fixed Account.............   11
      Subaccount Value......................................   11
      Cash Value............................................   11
      Cash Surrender Value..................................   11
      Growth Accelerator Benefit............................   11
Surrender Provisions........................................   12
      Surrender.............................................   12
      Partial Surrenders....................................   12
      Surrender Charge......................................   12
Policy Deductions and
Charges Provisions..........................................   12
      Premium Expense Charge................................   12
      Monthly Deductions....................................   12
      Monthly Cost of Insurance.............................   12
      Monthly Policy Charge.................................   13
      Daily Charge..........................................   13
Policy Loans Provision......................................   13
      Policy Loans..........................................   13
Continuation of Insurance Provisions........................   14
      Continuation of Insurance.............................   14
      No Lapse..............................................   14
      Extended Maturity.....................................   14
      Basis of Computations.................................   14
Separate Account Provisions.................................   14
      The Separate Account..................................   14
      Subaccounts...........................................   15
      Addition, Deletion or Substitution of
      Investments...........................................   15
      Change of Investment Objective........................   15
      Subaccount Units......................................   16
Transfer Provisions.........................................   16
      Transfers.............................................   16
      Transfer Limitations..................................   16
      Transfer Allocation...................................   16
      Dollar Cost Averaging.................................   17
      Asset Rebalancing.....................................   17
Payment of Proceeds Provimions..............................   18
      Election by Owner.....................................   18
      Payment of Proceeds...................................   18
      Optional Methods of Settlement........................   18
      Fixed Payment Option..................................   18
      Rate of Interest......................................   18
      Variable Payment Option...............................   18
      Determination of the First Variable Payment...........   19
      Determination of Subsequent
      Variable Payments.....................................   20
      Other Settlement Options..............................   20
      Conditions............................................   20
      Proceeds Exempt From Claim of Creditors...............   20
Table of Guaranteed Fixed
Payment Options.............................................   21

Table of Variable Payment Options...........................   21

                                 Policy Schedule
-------------------------------------------------------------------------------


Insured:             (John Doe)             Owner:           (John Doe)
Issue Age and Sex:   (35 - Male)            Policy Number:   (01-12345678)
Specified Amount:    ($204,416)             Policy Date:     (December 01, 1998)
Initial Premium:     ($20,000)              Maturity Date:   (December 01, 2063)
Rate Class:          (Standard (Preferred))

Additional Premium Allowance:    ($20,000)

Separate Account:                (Legacy Builder Variable Life Separate Account)

Premium Expense Charge:          (2)%  of each Premium received.

Monthly Policy Charge:

Monthly Administrative Charge:   $2.50
Monthly Asset Based Charge:      0.55% (expressed as an annual percentage and
                                 applied to the Separate Account only) for the first ten (10) policy years.

Daily Charge:                    0.75% for all durations (expressed as an annual
                                 percentage and applied to Separate Account
                                 only)

Deferred Surrender Charges:      Surrender Charges of 7% are applied to each
                                 premium for the first six years following the payment of each premium.




AT SOME FUTURE TIME, THE CASH SURRENDER VALUE MAY NOT COVER THE NEXT MONTHLY DEDUCTION. IN SUCH A SITUATION, EXCEPT AS OTHERWISE PROVIDED IN THE POLICY, THE POLICY WILL ENTER THE GRACE PERIOD AND WILL TERMINATE AT THE END OF THAT PERIOD IF SUFFICIENT PREMIUM TO COVER THE MONTHLY DEDUCTION IS NOT PAID.

                                  DEFINITIONS


Accounts

The Fixed Account and the Subaccounts of the Separate Account.


Attained Age

Attained Age refers to the Issue Age plus the number of completed policy years.


Beneficiary

The person or persons specified by the Owner to receive the Death Benefit Proceeds.


Cash Surrender Value

The amount payable upon surrender of this policy in accordance with the Policy Value Provisions.


Death Benefit Proceeds

The amount payable upon the death of the Surviving Insured in accordance with the Death Benefit Provisions.


Fixed Account

Allocation option(s) other than the Separate Account.


In Force

Condition under which the coverage is active and the Surviving Insured's life remains insured.


Initial Premium

The amount which must be paid before coverage begins. The amount is shown on the Policy Schedule page.


Issue Age

Issue Age refers to the age on the Insured's last birthday prior to the Policy Date.


Loan Reserve

A portion of the Fixed Account used as collateral for any policy loan.



Maturity Date

The date when coverage under the policy will terminate if the Insured is living and the policy is In Force. The Maturity Date is shown on the Policy Schedule page.


Monthly Date

The same day of each month as the Policy Date. If there is no day in a calendar month which coincides with the Policy Date, the Monthly Date will be the next Valuation Date.


Net Premium

A Net Premium is the amount received by Us as premium less the Premium Expense Charge shown on the Policy Schedule page.


Office

Refers to Our Home Office at 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499.


Payee

The person or persons specified by the Owner to receive the payment upon Termination of this policy.


Payment Commencement Date

If You choose to receive the proceeds through a Settlement Option (as described in the Payment of Proceeds Provisions), the Payment Commencement Date is the date we begin to make the payment.


Policy Date

The date coverage is effective and monthly deductions commence under the policy. Policy years, policy anniversaries, and Monthly Dates are measured from the Policy Date, as shown on the Policy Schedule page.


Portfolios

Designated mutual fund(s) from which each Subaccount of the Separate Account will buy shares.

Premium

An amount paid to Us as consideration for the benefits provided by this policy.


SEC

The United States Securities and Exchange Commission.


Separate Account

A separate investment account established and maintained by Us for the investment of a portion of Our assets pursuant to Section 508A.1 of the Iowa Insurance Code. The Separate Account contains several Subaccounts to which premiums, or portions thereof, may be allocated.


Subaccount

A sub-division of the Separate Account investing solely in shares of a specified Portfolio. The investment performance of each Subaccount is linked directly to the investment performance of the Portfolio.


Termination

Condition under which the insurance coverage under this policy is no longer In Force.


Valuation Date

Each day that both the New York Stock Exchange and PFL Life Insurance Company are open for business, except for any days when a Subaccount's corresponding investment portfolio does not value its shares.


Valuation Period

The period beginning at the close of business of the New York Stock Exchange on one Valuation Date and continuing to the close of business on next Valuation Date.


Written Notice

Written Notice means a notice by the Owner to Us requesting a right of the Owner as provided in the General Provisions. In order for a notice to be considered a Written Notice, it must be in writing, signed by the Owner; be in a form acceptable to Us; and contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested, or for the Owner to exercise the right specified. A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received at Our Office.


You, Your

The Owner of this policy.

              GUARANTEED MONTHLY COST OF INSURANCE RATES PER $1,000

  Attained       Non-Tobacco Use             Tobacco Use          Attained      Non-Tobacco Use             Tobacco Use
    Age         Male       Female         Male      Female          Age        Male       Female         Male      Female
    ---         ----       ------         ----      ------          ---        ----       ------         ----      ------
     30        0.1208      0.1042        0.1775     0.1317          65        1.8542      1.1883        3.1583     1.6600
     31        0.1233      0.1075        0.1833     0.1367          66        2.0517      1.3067        3.4383     1.8067
     32        0.1267      0.1108        0.1908     0.1425          67        2.2633      1.4275        3.7283     1.9483
     33        0.1317      0.1150        0.2008     0.1500          68        2.4933      1.5525        4.0325     2.0917
     34        0.1375      0.1200        0.2125     0.1583          69        2.7483      1.6917        4.3625     2.2475
     35        0.1442      0.1258        0.2267     0.1675          70        3.0367      1.8550        4.7267     2.4317
     36        0.1517      0.1342        0.2433     0.1817          71        3.3658      2.0542        5.1358     2.6650
     37        0.1617      0.1442        0.2642     0.1983          72        3.7458      2.2983        5.5983     2.9508
     38        0.1725      0.1550        0.2875     0.2175          73        4.1758      2.5908        6.1108     3.2908
     39        0.1842      0.1667        0.3142     0.2383          74        4.6483      2.9275        6.6725     3.6783
     40        0.1983      0.1808        0.3450     0.2633          75        5.1533      3.3033        7.2725     4.1017
     41        0.2133      0.1958        0.3783     0.2900          76        5.6867      3.7100        7.8858     4.5517
     42        0.2292      0.2108        0.4150     0.3167          77        6.2442      4.1458        8.5017     5.0217
     43        0.2467      0.2258        0.4550     0.3433          78        6.8292      4.6175        9.1242     5.5183
     44        0.2658      0.2408        0.4992     0.3700          79        7.4600      5.1400        9.7750     6.0592
     45        0.2875      0.2575        0.5458     0.3983          80        8.1567      5.7342       10.4758     6.6650
     46        0.3108      0.2750        0.5942     0.4275          81        8.9375      6.4175       11.2467     7.3525
     47        0.3358      0.2942        0.6467     0.4575          82        9.8183      7.2050       12.1008     8.1342
     48        0.3633      0.3142        0.7033     0.4900          83       10.7950      8.0933       13.0242     9.0367
     49        0.3933      0.3367        0.7650     0.5258          84       11.8483      9.0725       13.9858    10.0150
     50        0.4275      0.3617        0.8333     0.5642          85       12.9542     10.1317       14.9533    11.0542
     51        0.4667      0.3892        0.9108     0.6050          86       14.0983     11.2633       15.9033    12.1458
     52        0.5117      0.4208        0.9983     0.6517          87       15.2633     12.4658       16.8783    13.2792
     53        0.5633      0.4558        1.0975     0.7033          88       16.4442     13.7400       17.8942    14.4600
     54        0.6208      0.4917        1.2058     0.7558          89       17.6575     15.0958       18.9042    15.6875
     55        0.6850      0.5300        1.3217     0.8100          90       18.9208     16.5442       19.9233    17.0483
     56        0.7550      0.5683        1.4442     0.8633          91       20.2633     18.1183       20.9833    18.5133
     57        0.8292      0.6058        1.5733     0.9133          92       21.7350     19.8775       22.2125    20.1383
     58        0.9117      0.6433        1.7092     0.9625          93       23.4792     21.9458       23.7892    22.0467
     59        1.0042      0.6858        1.8550     1.0150          94       25.8192     24.6025       25.9392    24.6025
     60        1.1075      0.7358        2.0175     1.0775          95       29.3217     28.4183       29.3217    28.4183
     61        1.2225      0.7975        2.2008     1.1558          96       35.0825     34.4900       35.0825    34.4900
     62        1.3550      0.8742        2.4075     1.2567          97       45.0833     44.7700       45.0833    44.7700
     63        1.5050      0.9683        2.6383     1.3792          98       62.0958     61.9967       62.0958    61.9967
     64        1.6717      1.0742        2.8908     1.5158          99       83.3333     83.3333       83.3333    83.3333

The guaranteed monthly cost of insurance rates shown above are for standard risk only and are based on the Commissioners 1980 Standard Ordinary Tobacco User and Non Tobacco User Mortality Table. When any insurance is not sold on the standard risk, the guaranteed cost of insurance rates are increased by 30%, 100% and 220% for rating classes Approved, Approved Rated and Approved Rated-II respectively.

C800                                   6

                          NET SINGLE PREMIUM PER $1,000

  Attained       Non-Tobacco Use            Tobacco Use          Attained      Non-Tobacco Use            Tobacco Use
    Age         Male       Female        Male       Female          Age        Male      Female         Male      Female
    ---         ----       ------        ----       ------          ---        ----      ------         ----      ------
     30        198.30      176.99       242.61      201.25          65        585.00     529.43        640.57     559.30
     31        205.07      183.03       250.70      208.02          66        599.15     543.87        652.75     572.89
     32        212.09      189.29       259.06      215.02          67        613.28     558.46        664.77     586.57
     33        219.36      195.77       267.71      222.26          68        627.36     573.25        676.66     600.41
     34        226.89      202.48       276.63      229.73          69        641.40     588.26        688.43     614.46
     35        234.67      209.41       285.82      237.44          70        655.34     603.47        700.06     628.71
     36        242.72      216.57       295.27      245.38          71        669.13     618.81        711.49     643.09
     37        251.03      223.95       304.98      253.51          72        682.70     634.18        722.66     657.47
     38        259.59      231.54       314.93      261.84          73        695.96     649.48        733.50     671.72
     39        268.41      239.34       325.10      270.35          74        708.84     664.61        743.93     685.73
     40        277.50      247.36       335.50      279.04          75        721.32     679.50        753.93     699.43
     41        286.84      255.58       346.10      287.87          76        733.43     694.12        763.49     712.80
     42        296.46      264.02       356.91      296.87          77        745.19     708.48        772.68     725.87
     43        306.35      272.69       367.91      306.03          78        756.64     722.60        781.58     738.69
     44        316.51      281.59       379.10      315.37          79        767.83     736.50        790.24     751.30
     45        326.95      290.75       390.47      324.90          80        778.74     750.14        798.69     763.68
     46        337.66      300.15       402.03      334.62          81        789.34     763.46        806.90     775.81
     47        348.65      309.82       413.79      344.55          82        799.56     776.37        814.81     787.60
     48        359.93      319.74       425.72      354.69          83        809.31     788.80        822.36     798.98
     49        371.49      329.93       437.84      365.04          84        818.57     800.68        829.53     809.85
     50        383.33      340.38       450.13      375.59          85        827.33     812.03        836.35     820.20
     51        395.44      351.09       462.56      386.35          86        835.65     822.86        842.93     830.10
     52        407.81      362.06       475.11      397.30          87        843.62     833.24        849.38     839.61
     53        420.41      373.27       487.75      408.43          88        851.35     843.26        855.77     848.84
     54        433.24      384.73       500.43      419.72          89        859.00     853.02        862.22     857.93
     55        446.27      396.44       513.15      431.21          90        866.72     862.67        868.93     867.04
     56        459.49      408.43       525.91      442.89          91        874.71     872.36        876.12     876.26
     57        472.91      420.70       538.70      454.81          92        883.18     882.27        884.05     885.79
     58        486.52      433.30       551.53      467.01          93        892.38     892.63        892.89     895.86
     59        500.29      446.24       564.40      479.52          94        902.52     903.63        902.82     906.72
     60        514.22      459.51       577.29      492.34          95        913.69     915.40        913.92     918.42
     61        528.27      473.08       590.17      505.45          96        925.81     927.91        926.04     930.86
     62        542.41      486.92       602.99      518.78          97        938.68     940.98        938.90     943.87
     63        556.60      500.95       615.69      532.24          98        952.41     954.67        952.63     957.35
     64        570.81      515.13       628.22      545.76          99        970.22     971.51        970.35     973.03

The net single premiums shown above are for standard risk only and are based on the guaranteed cost of insurance rates shown on page 6. When any policy is not sold through a standard risk, its net single premium will be calculated by using its specific guaranteed cost of insurance rates.

CB800                                  7

                               GENERAL PROVISIONS

Entire Contract
This policy is issued in consideration of the attached application and payment of the Initial Premium. This policy, including the attached application and any attached riders and endorsements, constitute the entire contract. All statements made in an application, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this policy or be used in defense of a claim unless it is contained in the written application. No policy provision can be waived or changed except by endorsement. Such endorsement must be signed by Our President or Secretary.

Ownership
The Insured is the Owner of this policy unless otherwise stated on the application or later changed. The Owner may exercise all rights under this policy during the Insured's lifetime including the right to transfer ownership. If the Owner should die during the Insured's lifetime, ownership of this policy will pass to the Owner's estate if no contingent owner is named.

We will not be bound by any change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by Us. If We request, this policy must be returned to Our Office for endorsement.

Beneficiary
The Beneficiary, as named in the application or subsequently changed, will receive the benefits payable upon the Insured's death. If the Beneficiary dies before the Insured, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary or Contingent Beneficiary survives the Insured, the benefits payable upon the Insured's death will be paid to the Owner or the Owner's estate.

We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment We made before the Written Notice is received. If We request, this policy must be returned to Our Office for endorsement.

Assignment
This policy may be assigned. We will not be bound by any assignment unless made by Written Notice. The assignment will be effective on the date the Written Notice is received at Our Office and accepted by Us. We assume no responsibility for the validity of any assignment.

The rights of the Beneficiary and Owner are subject to the rights of the assignee, unless the Beneficiary was effectively designated as an irrevocable beneficiary prior to the assignment.

Incontestability
This policy shall be incontestable after it has been In Force, while the Insured is still alive, for two years from the Policy Date.

Suicide
If the Insured dies by suicide, while sane or insane, within two years from the Policy Date, this policy shall terminate and Our total liability, including all riders attached to this policy, will be limited to the total premiums paid, less any loans and prior partial surrenders, during such period.

Misstatement of  Age and Sex
If the Insured's age and/or sex is not correctly stated, the death benefit will be adjusted based on what the premiums would have purchased based on the Insured's correct age and/or sex.

Periodic Report
We will send a periodic report to You at least once each policy year. The periodic report will show:

1. The current Cash Value;
2. The current Cash Surrender Value;
3. The current death benefit;
4. Any current policy loans;
5. Activity since last report.

Additional activity within each Subaccount showing investment experience will also be provided.

Termination
This policy will terminate on the earliest of:
1. The Maturity Date;
2. The date of the Insured's death;
3. The end of the grace period;
4. The date of surrender.

H751                                   8

Delay of Payments and Transfers
All payments and transfers from the Subaccounts will be processed as provided in this policy unless one of the following situations exists:

1. The New York Stock Exchange is closed; or
2. The SEC requires that trading be restricted or declares an emergency; or
3. The SEC allows Us to defer payments to protect Our policyowners.

We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than six months.

Protection of Proceeds
Unless You direct by filing Written Notice, no Beneficiary may assign any payments under this policy before the same are due. To the extent permitted by law, no payments under this policy will be subject to the claims of creditors of any Beneficiary.



                               PREMIUM PROVISIONS

Initial Premium
The Initial Premium shown on the Policy Schedule page must be paid on or before the Policy Date. The minimum Initial Premium is $10,000. The policy will not be in effect and there will be no death benefit before the Initial Premium is paid.

Additional Premiums
While this policy is In Force, additional premiums may be paid at any time prior to the Maturity Date. The minimum additional premium is $5,000. Unless the premium is paid in accordance with the "Additional Premiums - No Underwriting" provision below, We reserve the right to require underwriting satisfactory to Us as a condition for accepting additional premium.

We also reserve the right to reject an additional premium if that additional premium would disqualify this policy as a life insurance contract as defined by the United States Internal Revenue Code and applicable regulations.

Additional Premiums - No Underwriting
During each of the first two policy years, additional premiums up to the limits defined in this provision may be paid without any underwriting requirement. In the first policy year, the limit on premiums acceptable to Us without underwriting is equal to the additional premium allowance shown on the Policy Schedule page. In the second policy year, the limit on premiums acceptable to Us without additional underwriting is the lesser of: (1) the additional premium allowance shown on the Policy Schedule page less any additional premiums paid in the first policy year, or (2) total premiums paid in the first policy year. If You surrender a portion of the policy in accordance with the Partial Surrender provision, we reserve the right to require underwriting on all subsequent premium payments.

Allocation of Net Premiums
Net premiums may be allocated to the Fixed Account or to one or more Subaccounts of the Separate Account, as directed by You.

Any net premium, or portion thereof, allocated to the Fixed Account, will be credited immediately upon receipt of the premium by Us at Our Office.

Any net premium, or portion thereof, allocated to one or more Subaccounts, will be credited to that Subaccount on the first Valuation Date on or following the date the premium is received.

Any net premium, or portion thereof, designated to a Subaccount, will be allocated to one or more Subaccounts of the Separate Account in accordance with Your current premium allocation instructions.

We limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by You. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.

J751                                   9

Grace Period
If the Cash Surrender Value on any Monthly Date is not sufficient to cover the monthly deductions on such day, We will mail a notice to the last known address of the Owner and any assignee of record. A grace period of 61 days after the mailing date of the notice will be allowed for the payment. The notice will specify the minimum payment and the final date on which such payment must be received by Us to keep the policy In Force. The policy will remain In Force during the grace period. If the amount due is not received by Us within the grace period, all coverage under the policy will terminate without value at the end of the grace period.


                            DEATH BENEFIT PROVISIONS


Death Benefit
The death benefit is the greater of:
1.  The Basic Death Benefit amount; or
2.  The Guaranteed Minimum Death Benefit.

Basic Death Benefit
The Basic Death Benefit is the minimum amount that must be payable at the Insured's death, before reduction for any outstanding loan, for the policy to be treated as a life insurance policy. We determine the Basic Death Benefit by dividing the Cash Value by the Net Single Premium. The Net Single Premium is calculated using guaranteed cost of insurance rates with 4.5% interest. The Basic Death Benefit will change monthly due to the changes in the Cash Value. The Net Single Premium will change annually.

The Specified Amount shown on the Policy Schedule page is the Basic Death Benefit on the Policy Date.

Guaranteed Minimum Death Benefit
The calculation of the Guaranteed Minimum Death Benefit is based on the age of the Insured on the Policy Date. If the Insured's age is less than 75 on the Policy Date, the Guaranteed Minimum Death Benefit is equal to the greater of premium(s) paid or highest Cash Value on any policy anniversary (adjusted for partial surrenders). When the Insured reaches age 75 on a policy anniversary, the Guaranteed Minimum Death Benefit will be calculated for the last time. The Guaranteed Minimum Death Benefit calculated then will be the Guaranteed Minimum Death Benefit for the remainder of the policy.

If the Insured's age is equal to or greater than 75 on the Policy Date, the Guaranteed Minimum Death Benefit will be equal to the premium(s) paid (adjusted for partial surrenders).

If the policy has an outstanding loan, the Guaranteed Minimum Death Benefit will not apply. The death benefit will equal the Required Death Benefit. However, the Guaranteed Minimum Death Benefit will be reinstated if the policy loan is fully repaid.

Death Benefit Proceeds
The Death Benefit Proceeds is the amount payable by Us under this policy upon the death of the Insured, provided this policy has not terminated prior to the Insured's death. Except as provided in the Suicide provision, the Death Benefit Proceeds will be equal to:

1. The death benefit; minus
2. Any monthly deductions due during the grace period; minus
3. Any outstanding policy loan; minus
4. Any accrued policy loan interest.

As long as the policy is In Force, we will pay the Death Benefit Proceeds to the Beneficiary once we receive due proof of the Insured's death.

D325                                  10

                            POLICY VALUE PROVISIONS

Fixed Account Value

The Fixed Account Value on the Policy Date is the net premiums, or portions thereof, received to date.

The Fixed Account Value on a Monthly Date will be equal to:

1.   The Fixed Account Value on the last Monthly Date; plus
2. Net premiums, or portions thereof, allocated to the Fixed Account since the last Monthly Date; plus
3. Amounts transferred from one or more Subaccounts to the Fixed Account since the last Monthly Date; plus
4. Growth Accelerator Benefit (as described below) credited to the Fixed Account since the last Monthly Date; plus
5.   Interest credited to the Fixed Account; minus
6.   Amounts charged to pay for monthly deductions for the last Monthly Date;
     minus
7. Amounts withdrawn to pay for partial surrenders, or transfers from the Fixed Account, including transfers to the Loan Reserve since the last Monthly Date; minus
8.   Amounts transferred from the Fixed Account to one or more Subaccounts.

On any day other than a Monthly Date, the Fixed Account Value will be equal to
(1) plus (2) plus (3) plus (4) plus, (5) minus (7), minus (8) using the definitions above.

Guaranteed Interest Rate in Fixed Account

Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 3% per year. We may use current interest rates greater than the guaranteed interest rate to calculate the value in the Fixed Account. These interest rates will be declared by Us. We may also apply a rate of interest less than the current rate to separate portions of the value in the Fixed Account including the amount equal to any outstanding loan(s). However, each rate cannot be less than the guaranteed interest rate.

Subaccount Value

At the end of any Valuation Period, the value of each Subaccount is equal to the number of units multiplied by the unit value of that Subaccount on the Valuation Date.

The number of units in each Subaccount is equal to:

1.   The initial units purchased on the Policy Date; plus
2.   Units purchased as a result of any additional net premiums; plus
3.   Units purchased through transfers from another Account; plus
4. Units purchased as a result of Growth Accelerator Benefit (as described below), minus
5.   Units redeemed to pay for monthly deductions as they are due; minus
6.   Units redeemed to pay for partial surrenders; minus
7.   Units redeemed as part of a transfer to another Account.

Cash Value

The Cash Value on any date is equal to the sum of the Fixed Account Value and the value of each Subaccount of the Separate Account.

Cash Surrender Value

The Cash Surrender Value is the amount payable upon surrender of this policy. The Cash Surrender Value as of any date is equal to:

1.   the Cash Value as of such date; minus
2.   any Surrender Charge as of such date; minus
3.   any outstanding policy loan(s); minus
4.   any accrued loan interest.

Growth Accelerator Benefit

If the Cash Value on any policy anniversary exceeds $50,000 and is also greater than 200% of the total premiums paid, the Cash Value will be credited with additional interest. The additional interest will be allocated to the Separate Account and Fixed Account on a pro rata basis at the end of each month for the following year. This interest is 0.04167% multiplied by the Cash Value at the end of each month. This benefit is guaranteed; however, the policy needs to meet the requirements stated in the first sentence of this provision each year.

DB325                                 11

                             SURRENDER PROVISIONS

Surrender

While this policy is In Force, You may surrender this policy for its Cash Surrender Value.

Partial Surrenders

You may request the surrender of a portion of the Cash Surrender Value. The amount surrendered must be at least $500 and must not cause the Cash Surrender Value after the partial surrender to be less than $5,000.

After the first policy year, an amount up to the earnings of the policy may be surrendered free of any Surrender Charges. Amounts surrendered in excess of earnings will be subject to Surrender Charges.

Partial surrenders will reduce the Cash Value and the Guaranteed Minimum Death Benefit by the amount withdrawn plus surrender charge, if applicable.

We may defer payment of any partial surrender of values in the Fixed Account by not more than six months.

For the purposes of determining Surrender Charges, the amount of partial surrender is considered to be deducted from the oldest premium first. If the amount withdrawn exceeds the oldest premium, the next oldest premium is considered to be deducted next, and so until the last premium is deducted. (this is a "First-In, First-Out" or FIFO procedure).

The Accounts from which the partial surrender will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be made from each subaccount of the Separate Account and Fixed Account on a pro rata basis.

Surrender Charge

If You surrender the policy, You will incur a Surrender Charge if any premium payments are made within 6 years before the surrender. This charge will be based upon the Deferred Surrender Charges shown on the Policy Schedule page.

                   POLICY DEDUCTIONS AND CHARGES PROVISIONS

Premium Expense Charge

The Premium Expense Charge for the policy is shown on the Policy Schedule page and represents a percentage of each premium paid. The Premium Expense Charge is deducted from each premium received by Us before such premium is allocated to the various Accounts.

Monthly Deductions

On the Policy Date and on each Monthly Date thereafter, a monthly deduction will be made from the Cash Value in an amount equal to the sum of the following:

1.   The Monthly Cost of Insurance, if any; plus
2.   The Monthly Policy Charge, if any; plus

Unless specified otherwise, deductions will be withdrawn from each Subaccount of the Separate Account and Fixed Account on a pro rata basis.

If the policy remains In Force after the Maturity Date, no Monthly Deductions will be deducted.

Monthly Cost of Insurance

The Monthly Cost of Insurance is determined by multiplying the difference between the Death Benefit divided by 1.00247 and the Cash Value on the Monthly Date by the monthly per dollar cost of insurance rate.

The guaranteed cost of insurance per $1,000 is based on the Insured's:

     -    Sex, unless prohibited by law
     -    Attained age; and
     -    Rate Class shown on the Policy Schedule page.

We may use cost of insurance rates lower than the guaranteed rates but will never charge rates in excess of the guaranteed cost of insurance rates.

P1041                                12

Monthly Policy Charge

The Monthly Policy Charge consists of the following two components:

1. Monthly Administrative Charge - A Monthly Administrative Charge shown on the Policy Schedule page will be deducted from each subaccount of the Separate Account and the Fixed Account on a pro-rata basis. The Monthly Administrative Charge will be waived for the following year if the Cash Value on the Policy Date of any policy anniversary is equal to or greater than $50,000.

2. Monthly Asset Based Charge - A Monthly Asset Based Charge shown on the Policy Schedule page is applied to the Separate Account for the first 10 policy years. The Monthly Asset Based Charge will be deducted from each subaccount of the Separate Account on a pro rata basis.

The Monthly Asset Based Charge will be calculated as (1) multiplied by (2), where:

1 is the Monthly Asset Based Charge shown on the Policy Schedule page divided by 12; and
2 is the sum of the values of each Subaccount on the Valuation Date of each monthly deduction.

Daily Charge

Each Valuation Date, We deduct a Daily Charge which is equivalent to the annual rate shown on the Policy Schedule page. We will deduct this charge from the assets in each Subaccount as part of the calculation of the Subaccount Units for that Subaccount. The Daily Charge will not exceed the equivalent of the annual rate shown on the Policy Schedule page.

                            POLICY LOANS PROVISION

Policy Loans

While this Policy is In Force, You can borrow against this Policy an amount which is not greater than 90% of the Cash Value net of Surrender Charge, minus:

1.   any outstanding policy loan; minus
2.   any accrued policy loan interest.

The amount of any policy loan may be limited to no less than $500, except as noted below.

When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the Loan Reserve. The Loan Reserve is a portion of the Fixed Account used as collateral for any policy loan. You may specify the Account or Accounts from which the policy loan will be made. If no Account is specified, the policy loan will be made from each Subaccount of the Separate Account and Fixed Account on a pro rata basis.

The loan date is the date We process a loan request. This policy will be the sole security for the loan.

Any loan may be repaid while this policy is In Force. The existence of an outstanding policy loan will terminate the application of the Guaranteed Minimum Death Benefit (as described in the Minimum Death Benefit provision). However, the Guaranteed Minimum Death Benefit will be reinstated if the loan is repaid.

Interest on any loan will be at the maximum policy loan rate of 6% payable in arrears. We reserve the right to charge a lower loan rate on all or a portion of any loan. Interest is due at each calendar quarter. Interest not paid when due will be added to the loan on each calendar quarter.

At each calendar quarter, We will compare the amount of the outstanding loan to the amount in the Loan Reserve. We will also make this comparison any time You repay all or part of the loan. At each such time, if the amount of the outstanding loan exceeds the amount in the Loan Reserve, We will withdraw the difference from the Accounts and transfer it to the Loan Reserve, in the same fashion as when a loan is made. If the amount in the Loan Reserve exceeds the amount of the outstanding loan, We will withdraw the difference from the Loan Reserve and transfer it to the Separate Account and Fixed Account on a pro rata basis. However, We reserve the right to require the transfer to the Fixed Account if such loans were originally transferred from the Fixed Account.

We may defer making a loan from values in the Fixed Account for not more than six (6) months after application for the loan is made unless the loan is to pay premiums on policies with Us.

PB1041                                13

                     CONTINUATION OF INSURANCE PROVISIONS

Continuation of Insurance

Insurance coverage under this policy will be continued In Force until the Cash Surrender Value is insufficient to cover the monthly deductions. If the Cash Surrender Value on any Monthly Date is not sufficient to cover the monthly deductions then due, this policy shall terminate subject to the Grace Period provision. However, if there are no outstanding policy loans, we will guarantee the policy will never lapse subject to the No Lapse provision. This provision shall not continue this policy beyond the Maturity Date.

No Lapse

If there are no outstanding policy loans, we will guarantee the policy will never lapse. The death benefit will be paid upon the death of the Insured regardless of policy performance. A partial surrender will reduce the death benefit guaranteed under this provision. If the policy has a loan, and the loan amount exceeds the available Cash Value, less any Surrender Charges, the policy would be subject to lapse.

Extended Maturity

You may request that the Maturity Date be extended. The request must be in writing and received by Us at least 90 days, but no more than 180 days, prior to the scheduled Maturity Date. After you extend the Maturity Date, we will automatically extend your Maturity Date every year unless you direct us to do otherwise. Any riders In Force on the scheduled Maturity Date will terminate on that date and will not be extended. Interest on any outstanding policy loan will continue to accrue during the period for which the Maturity Date is extended.

The Cash Value at the Maturity Date will be equal to the Death Benefit, less any indebtedness. If You choose to extend the Maturity Date, the Cash Value will continue to earn interest and no monthly deductions will be deducted from the Cash Value.

Basis of Computations

Policy values and reserves are at least equal to those required by law. A detailed statement of the method of computation of values and reserves has been filed with the insurance supervisory official of the state in which this policy is delivered.

                           SEPARATE ACCOUNT PROVISIONS

The Separate Account

The Separate Account is a separate investment account established and maintained by Us for the investment of a portion of Our assets pursuant to Section 508A. 1 of the Iowa Insurance Code. We will use the assets of the Separate Account to buy shares in the various Portfolios. Net premiums, or portions thereof allocated to one or more Subaccounts of the Separate Account will become a part of the Separate Account.

We are not, and do not claim to be, a trustee with respect to the Separate Account, the assets of which are owned absolutely and exclusively by Us. The assets in the Separate Account shall not be chargeable with liabilities arising out of any other business of the Company, except to the extent that they exceed the reserves and other liabilities of the Separate Account. The assets of the Separate Account maintained under this policy and under all other policies of this type will be kept separate from the assets held in our general account and are not subject to the claims of the general creditors of the Company.

Income, gains and losses, whether or not realized, from assets in the Separate Account are credited to, or charged against, the Separate Account without regard to other income, gains or losses of the Company.

We will hold assets in the Separate Account with a value at least equal to the total liability for the Separate Account under this and all other policies of this type. To the extent those assets do not exceed this total, We will use them to support only those policies and will not use those assets to support any other business. We may use any excess over this amount at Our sole discretion.

For all purposes under this policy, we will determine the value of assets in the Separate Account at the end of each Valuation Date. To determine the value of an asset on a day that is not a Valuation Date, we will use the value of that asset as of the end of the next Valuation Date.

V1081                                 14

Subaccounts

The Separate Account contains several Subaccounts, each of which invests solely in shares of a corresponding Portfolio Income, gains and losses, whether or not realized, from assets in the Subaccounts are credited to, or charged against, the Subaccounts without regard to other income, gains or losses of the Company. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount.

Addition, Deletion or Substitution of Investments

We cannot and do not guarantee that any of the Subaccounts of the Separate Account will always be available for investment. We reserve the right, subject to compliance with applicable federal or state law, rules or regulations, and further subject to the prior approval of any insurance supervisory official, to make additions to, deletions from, or substitutions for, the Subaccounts, or the portfolio shares held by a Subaccount of the Separate Account if such portfolio shares are no longer available for investment, or if We determine that continued investment in such portfolio would be inappropriate or inconsistent with the purposes of the Separate Account. We will not substitute any shares attributable to the Owner's interest in a Subaccount without advance written notice to the Owner and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940.

We reserve the right to establish additional Subaccounts, each of which would invest solely in shares of other portfolios. If We decide to make those Subaccounts available under this policy, We will send written notification to the Owner. The Owner may instruct Us to allocate future net premiums, or portions thereof, to those Subaccounts, or transfer all or a portion of each Subaccount Value to those Subaccounts, subject to the terms and conditions described under the Transfer Provisions and by the portfolio.

In the event of any addition, deletion or substitution of any Subaccount of the Separate Account, We may, by appropriate endorsement, make such changes to the policy as may be necessary to reflect such addition, deletion or substitution.

We reserve the right, if federal securities law changes and when permitted by law, to:

1.   Deregister the Separate Account under the Investment Company Act of 1940;
2.   Manage the Separate Account under the direction of a committee at any time;
3. Restrict or eliminate any voting privileges of You or other persons who have voting privileges as to the Separate Account; 4. Combine the Separate Account or any Subaccount(s) with one or more other Separate Accounts or Subaccounts;
5.   Operate the Separate Account as a management investment company;
6. Establish additional Subaccounts to invest in either a new shares of the Portfolio, or in shares of another diversified, open-end registered investment company; and
7. Fund additional classes of variable life insurance contracts through the Separate Account.

Change of Investment Objective

We reserve the right to change the investment objective of a Subaccount. If required by law or regulation, an investment objective of the Separate Account, or of a Portfolio designated for a Subaccount, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance supervisory official of the state of Our domicile or deemed approved in accordance with such law or regulation. If required, approval of or change of any investment objective will be filed with the insurance supervisory official of the state where this Policy is delivered.

VB1081                                15

Subaccount Units

Net premiums, or portions thereof, and transfers allocated to a Subaccount are used to purchase units in that Subaccount. The number of units to be credited to each Subaccount will be determined by dividing the portion of each net premium, or portion thereof or transfer allocated to the Subaccount by that Subaccounts unit value for the Valuation Date on which the premium was received by Us at Our Office or for the Valuation Date on which the transfer was made.

The unit value of each Subaccount was originally established at $10 per unit. The unit value may increase or decrease from one Valuation Period to the next. Unit values will also vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

1. The total value of the assets held in the Subaccount. This value is determined by multiplying the number of shares of the designated Portfolio owned by the Subaccount times the net asset value per share; minus
2. A charge equal to the daily net assets of the Sub-Account multiplied by the daily equivalent of the Daily Charge is shown on the Policy Schedule page; minus
3. The accrued amount of reserve for any taxes or other economic burden resulting from the application of tax laws that are determined by Us to be properly attributable to the Subaccount; and the result divided by
4.   The number of outstanding units in the Subaccount.

                              TRANSFER PROVISIONS

Transfers

You may transfer a portion of the Fixed Account Value to one or more Subaccounts of the Separate Account, or all or any portion of the value of one or more Subaccounts to the Fixed Account or to any other Subaccount. The amount allowed for transfer will be subject to the Transfer Limitations provision.

Transfer Limitations

On transfers from the Fixed Account to one or more Subaccounts, We reserve the right to impose the following limitations:

1. If a transfer is made, twelve (12) months need to pass before the next transfer is available.
2. The maximum amount that may be transferred is the greater of: (a) 25% of the Fixed Account Value; or (b) $1,000.
3. If a transfer amount reduces the value of the Fixed Account to less than $1,000, We will transfer the remaining value of the Fixed Account.

We reserve the right to impose a transfer charge of $10 for each transfer in excess of twelve (12) made during a single policy year (including transfers within Separate Account and transfers between Separate Account and Fixed Account). If imposed, the transfer charge will be deducted from the amount transferred.

Transfer Allocation

Transfers will generally take effect on the first Valuation Date on or following the date the request for the transfer, in a form satisfactory Us, is received at Our Office. The transfer request must specify: (a) the Account(s) from which the transfer is to be made; (b) the amount of the transfer, subject to the maximum transfer amount described in the Transfer Limitations provision; and (c) the Account(s) to receive the transferred amount.

Transfers from the Fixed Account to one or more Subaccounts or transfers among the Subaccounts, will result in the purchase and/or cancellation of Subaccount Units having a total value equal to the dollar amount being transferred to or from a particular Subaccount. The purchase and/or cancellation of such units generally shall be made using the unit value of the applicable Subaccount on the Valuation Date on which the transfer is effective.

T843                                  16

Dollar Cost Averaging

We will automatically transfer pre-determined amounts from the designated Account to any other Subaccount in accordance with Your current allocation instructions. The transfers will be made on a monthly basis after We receive proper written election of this option on a form provided by Us;

The first transfer must occur within thirty (30) after the Policy Date. You can select the date to begin the transfer. However, if You do not select a date, the first transfer will occur on the Monthly Date following the Policy Date. Each transfer which occurs under the Dollar Cost Averaging option will be without charge and will not be counted toward the number of transfers allowed without charge under the Policy.

Dollar Cost Averaging will terminate if We receive:

1.   Written instruction from You for cancellation;
2.   Election to participate in any Asset Rebalancing Program; or
3. Notification of election to participate in any asset allocation service provided by a third party.

We reserve the right to discontinue, modify or suspend Dollar Cost Averaging at any time following prior written notification to all policyowners.

Asset Rebalancing

You may instruct Us to automatically transfer Cash Values among the Subaccounts for purposes of maintaining a particular percentage allocation among the Subaccounts.

The Cash Value allocated to each Subaccount will grow or decline in value at different rates. The Asset Rebalancing Program automatically reallocates the Cash Value in the Subaccounts at the end of each period to pro-rata match Your current Subaccount allocation schedule.

1.   We must receive written election of this option on a form provided by Us;
2.   Asset Rebalancing is only available prior to the Maturity Date;
3.   Cash Values in the Fixed Account are not eligible for Asset Rebalancing.

You may elect for rebalancing to occur on each quarter, semi-annual or annual Anniversary. You may select a date to begin Asset Rebalancing. However, if You do not select a date, the Asset Rebalancing will occur on the Monthiversary following the Policy Date.

Asset Rebalancing is not available and will terminate if:

1.   Dollar Cost Averaging is elected;
2.   You participate in any asset allocation service provided by a third party;
3.   We receive a request to discontinue participation; or
4. A transfer is made to, or from, any Subaccount other than under a scheduled rebalancing.

Each reallocation which occurs under Asset Rebalancing will not be counted towards the number of transfers allowed without charge.

We reserve the right to limit re-entry into the Asset Rebalancing Program following termination to once per Policy Year.

We reserve the right to discontinue, modify or suspend the Asset Rebalancing Program at any time, following proper written notification to all policyholders.

TB843                                  17

                        PAYMENT OF PROCEEDS PROVISIONS


Election by Owner

During the lifetime of the Insured, You may elect to have the proceeds paid either in one sum or under the settlement options described in this section.

Payment of Proceeds

All proceeds to be paid upon Termination will be paid in one sum unless an optional method of settlement is elected. Instead of a one sum payment, the payee may elect to receive the proceeds as described under the Optional Methods of Settlement provision.

Optional Methods of Settlement

At the time that any proceeds are payable in single sum, if requested in writing, We will inform the payee of all other forms of settlement including annuities, with or without life contingencies. Interest will be at an annual rate that We declare, but not less than the rate required by law.

Payments under a combination of options, or payment to joint or successive payees, or payment to a Beneficiary that is not a natural person may be elected only with Our consent. Any election must be made in a Written Notice to Us. We may require the policy for endorsement.

Fixed Payment Option

The fixed payment option provides for payment that will remain constant in accordance with the terms of the settlement option chosen. Such payments will not be affected by the investment performance of any Subaccount of the Separate Account. The settlement options available under the fixed payment option are described below.

Option 1 - Interest Payments - (Payment of interest on the proceeds at such times and for a period that is agreeable to You and Us.) Withdrawal of proceeds may be made in amounts of at least $100. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

Option 2 - Payments for a Specified Period - (Payments for a specified number of years.) The amount of each monthly payment for each $1,000 of proceeds applied under this option is shown in Option 2 Table. The monthly payments for any period not shown will be furnished upon request.

Option 3 - Life Income - (Monthly payments for the life of the person who is to receive the income.) We will require satisfactory proof of the person's age and sex, (unless required by law to use unisex rates). Payments can be guaranteed for 10 or 20 years or as "Guaranteed Return of Policy Proceeds". The amount of each monthly payment for each $1,000 of proceeds applied under this option is shown in Option 3 Table. The monthly payments for any ages not shown will be furnished upon request

Option 4 - Payments of a Specified Amount - (Monthly payments of a specified amount until the proceeds and interest are fully paid.)

Option 5 - Joint and Survivor Life Income - (Monthly payments during the joint lifetime of two persons and continued during the lifetime of the survivor.) We will pay the amount retained, with interest, in equal monthly payments. See Option 5 Table for example. We will furnish the income for other combinations of age or sex, (unless required by law to use unisex rates), if requested.

Rate of Interest

Settlement options 1 through 5 under the Fixed Payment Option are based on a guaranteed interest rate of 3.0% using the "1983 Table a" (male, female, and unisex if required by law) Mortality Table improved to the year 2000 with projection scale G. The amounts shown in the tables under the Guaranteed Fixed Payment Options are the guaranteed amounts for each $1,000 of policy proceeds. Higher current amounts may be available at the time of payment.

Variable Payment Option

The variable payment option provides for payments that will vary based on the investment performance of the Subaccount(s) from which such payments are made. Therefore, the dollar amount of each payment payable under the variable payment option may increase, decrease or remain the same. The settlement options available under the variable payment option are described below.

S980                                   18

Option 3V - Life Income An election may be made between:

1. "No Period Certain" - Payments will be made during the lifetime of the payee
2. "10 Years Certain" - Payments will be made for the longer of the payee's lifetime or 10 years.

The amount of each monthly payment for each $1,000 or proceeds applied under this option is shown in Option 3V Table.

Option 5V - Joint and Survivor Life Income - Payments are made as long as either the payee or the joint payee is living. See Option 5V Table for example. We will furnish the income for other combinations of age or sex, (unless required by law to use unisex rates), if requested.

The policy proceeds applied to a settlement option under the variable payment option will be used to purchase units in the chosen Subaccounts. The dollar value of units in the chosen Subaccounts will increase or decrease reflecting the investment experience of that Subaccount. The unit value in a particular Subaccount on any Valuation Day is equal to (a) multiplied by (b) multiplied by
(c), where:

(a) is the unit value for that Subaccount on the immediately preceding Valuation Day;
(b)  is the net investment factor for that Subaccount for the Valuation Period;
     and
(c)  is the Assumed Investment Return adjustment factor for the Valuation
     Period.

The Assumed Investment Return adjustment factor for the valuation period is the product of discount factors of .99988634 per day to recognize the 5.0% effective annual Assumed Investment Return.

The net investment factor used to calculate the unit value in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting
(c) from the result, where:

(a)  is the net result of:

     (1) the net asset value of a Portfolio's shares held in that Subaccount determined as of the end of the current Valuation Period; plus
     (2) the per share amount of any dividend or capital gain distributions made by the Portfolio for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus
     (3) a per share credit or charge for any taxes reserved for, which We determine to have resulted from the investment operations of the Subaccount

(b) is the net asset value of a portfolio share held in that Subaccount determined as of the end of immediately preceding Valuation Period.

(c) is a factor representing the Daily Charge. This factor is less than or equal to, on an annual basis, the percentage of Daily Charge shown on the Policy Schedule page of the daily net asset value of a Portfolio share held in the Separate Account for that Subaccount

Determination of the First Variable Payment

The amount of the first variable payment is determined by multiplying each $1,000 of policy proceeds allocated to a variable payment option by the amounts shown in the tables under the Variable Payment Options. The tables are based on a 5% effective annual Assumed Investment Return and the "1983 Table a" (male and female) mortality table improved to the year 2000 with projection scale G. The "1983 Table a" mortality rates are adjusted based on improvements in mortality since 1983 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.)

The amount of the first payment depends upon the adjusted age of the payee. The adjusted age is the payee's actual age on the payee's nearest birthday, at the Payment Commencement Date, adjusted as follows:

     Payment
Commencement Date                Adjusted Age
-----------------                ------------
   Before 2001                Actual Age
   2001 - 2010                Actual Age minus 1
   2011 - 2020                Actual Age minus 2
   2021 - 2030                Actual Age minus 3
   2031 - 2040                Actual Age minus 4

After 2040 as determined by us.

SB980                                  19

Determination of Subsequent Variable Payments

The amount of each variable payment after the first will increase or decrease according to the unit value which reflects the investment experience of the selected Subaccounts. Each variable payment after the first will be equal to the number of units in the selected Subaccounts multiplied by the unit value on the date the payment is made. The number of units in each selected Subaccount is determined by dividing the first variable payment allocated to the Subaccount by the unit value of that Subaccount on the Payment Commencement Date.

Other Settlement Options

Proceeds can be paid under any other settlement option not described in this section, subject to Our agreement.

Conditions

1. Proceeds of less than $1,000 may not be applied under any settlement option. We may change the payment frequency if payments under an option become less than $20.
2. A corporation may receive payments under a life income option only if the payments are based on the life of the Insured, or a surviving spouse or dependent of the Insured.

If a settlement option is requested, We will prepare an agreement to be signed which will state the terms and conditions under which the payments will be made. This agreement will include a statement regarding the withdrawal value, if any, and to whom any remaining proceeds will be paid following the death of the payee receiving the payments.

A Beneficiary may select a settlement option only after the Insured's death. However, You may provide that the Beneficiary will not be permitted to change the settlement option You have selected.

Proceeds Exempt From Claim of Creditors

To the extent permitted by law, no payment of proceeds or interest We make will be subject to the claims of any creditors.

Also, if You provide that the settlement option selected cannot be changed after the Insured's death, the payments will not be subject to the debts or contracts of the payee receiving the payments. If garnishment or any other attachment of the payments is attempted, We will make those payments to a trustee We name. The trustee will apply those payments for the maintenance and support of the payee You named to receive the payments.

L920                                    20

                       Guaranteed Fixed Payment Options

                  Option 2 Table
--------------------------------------------------
          PAYMENTS FOR A SPECIFIED PERIOD
--------------------------------------------------
      Number of             Amount of Monthly
    Years Payable               Payments
--------------------------------------------------
          5                      $17.91
         10                        9.61
         15                        6.87
         20                        5.51
         25                        4.71
         30                        4.18
--------------------------------------------------

                Option 3 Table
--------------------------------------------------
                  LIFE INCOME
--------------------------------------------------
            MONTHLY INCOME PAYMENTS
--------------------------------------------------
   Guaranteed For Life          Guaranteed For
                                   10 Years
--------------------------------------------------
   M      Age       F         M      Age      F
--------------------------------------------------
 $3.87     50     $3.55     $3.84     50    $2.54
  4.23     55      3.83      4.19     55     3.82
  4.72     60      4.21      4.63     60     4.18
  5.40     65      4.73      5.22     65     4.66
  5.34     70      5.45      5.95     70     5.30
--------------------------------------------------
   Guaranteed Return of         Guaranteed For
      Policy Proceeds              20 Years
--------------------------------------------------
   M      Age       F         M      Age      F
--------------------------------------------------
 $3.73     50     $3.49     $3.76     50    $3.51
  4.03     55      3.73      4.05     55     3.75
  4.40     60      4.04      4.37     60     4.06
  4.88     65      4.45      4.72     65     4.41
  5.51     70      4.99      5.04     70     4.80
--------------------------------------------------

                   Option 5 Table
--------------------------------------------------
            JOINT AND SURVIVOR LIFE INCOME
--------------------------------------------------
               MONTHLY PAYMENT FOR EACH
              $1,000 OF AMOUNT RETAINED
--------------------------------------------------
  Age                 Age of Other Payee
  Of                       (Female)*
          ----------------------------------------
  One        15        10         5
 Payee      Years     Years     Years
 (Male)     Less      Less      Less      Same
            than      than      than       As
            Male      Male      Male      Male
           Payee's   Payee's   Payee's   Payee's
--------------------------------------------------
   50       $2.99     $3.09     $3.20     $3.32
   55        3.11      3.24      3.38      3.53
   60        3.27      3.43      3.62      3.82
   65        3.47      3.69      3.94      4.22
   70        3.74      4.04      4.38      4.77
--------------------------------------------------
* Age nearest birthday
--------------------------------------------------


                           Variable Payment Options
                      Based on Assumed Investment Return

                   Option 3V Table
--------------------------------------------------
                     LIFE INCOME
--------------------------------------------------
              MONTHLY INCOME PAYMENTS
--------------------------------------------------
   Guaranteed For Life          Guaranteed For
                                   10 Years
--------------------------------------------------
   M      Age       F         M      Age      F
--------------------------------------------------
 $5.11     50     $4.81     $5.07     50    $4.79
  5.46     55      5.06      5.39     55     5.04
  5.93     60      5.42      5.81     60     5.37
  6.60     65      5.91      6.37     65     5.82
  7.55     70      6.63      7.07     70     6.43
--------------------------------------------------

                   Option 5V Table
--------------------------------------------------
            JOINT AND SURVIVOR LIFE INCOME
--------------------------------------------------
               MONTHLY PAYMENT FOR EACH
              $1,000 OF AMOUNT RETAINED
--------------------------------------------------
  Age                 Age of Other Payee
  Of                       (Female)*
          ----------------------------------------
  One        15        10         5
 Payee      Years     Years     Years
 (Male)     Less      Less      Less      Same
            than      than      than       As
            Male      Male      Male      Male
           Payee's   Payee's   Payee's   Payee's
--------------------------------------------------
   50      $4.32      $4.39     $4.48     $4.57
   55       4.42       4.51      4.62      4.75
   60       4.54       4.67      4.83      5.01
   65       4.71       4.90      5.12      5.37
   70       4.95       5.21      5.52      5.89
--------------------------------------------------
* Age nearest birthday
--------------------------------------------------

PFL             PFL Life Insurance Company
LIFE            A Stock Company
                Home Office located at 4333 Edgewood Road N.E., Cedar Rapids,
                Iowa 52499
                (Heearafter called the Company,we, our or us)   (319) 398-8511



                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
   DEATH BENEFIT PROCEEDS PAYABLE AT DEATH OF INSURED PRIOR TO MATURITY DATE
                 CASH SURRENDER VALUE PAYABLE AT MATURITY DATE
                       NON-PARTICIPATING - NO DIVIDENDS
                   SOME BENEFITS REFLECT INVESTMENT RESULTS